                  DELTA FUNDING RESIDUAL EXCHANGE COMPANY, LLC

                               OFFER TO EXCHANGE

         CLASS A VOTING MEMBERSHIP INTERESTS IN DELTA FUNDING RESIDUAL
                             EXCHANGE COMPANY, LLC,

            COMMON STOCK OF DELTA FUNDING RESIDUAL MANAGEMENT, INC.

                                      AND

            SERIES A PREFERRED STOCK OF DELTA FINANCIAL CORPORATION

                                      FOR

                           ALL ISSUED AND OUTSTANDING
                          9 1/2% SENIOR NOTES DUE 2004
                                      AND
                      9 1/2% SENIOR SECURED NOTES DUE 2004
                                       OF
                          DELTA FINANCIAL CORPORATION


THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON AUGUST 20, 2001, UNLESS EXTENDED OR EARLIER TERMINATED. HOLDERS OF NOTES (AS DEFINED BELOW) MUST TENDER THEIR NOTES ON OR PRIOR TO THE EXPIRATION DATE IN ORDER TO PARTICIPATE IN THE EXCHANGE OFFER (AS DEFINED BELOW).

                                                                  July 23, 2001

TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES

   Delta Funding Residual Exchange Company, LLC, a Delaware limited liability company ("Delta"), is offering, subject to the terms and conditions set forth in the enclosed prospectus dated July 23, 2001 (the "Prospectus") and the accompanying letter of transmittal and consent dated July 23, 2001 (the "Letter of Transmittal and Consent" and, together with the Prospectus, the "Exchange Offer"), to issue up to 150,000 Class A Voting Membership Interests (the "Membership Interests") in Delta and deliver up to 150,000 shares of common stock (the "Common Stock") of Delta Funding Residual Management, Inc. (the "Delta Managing Member") and up to 150,000 shares of Series A Preferred Stock (the "Preferred Stock") of Delta Financial Corporation ("DFC"), in exchange for the entire aggregate principal amount of DFC's outstanding 9 1/2% Senior Notes due 2004 (the "Senior Notes") and 9 1/2% Senior Secured Notes due 2004 (the "Senior Secured Notes" and, collectively with the Senior Notes, the "Notes"). Subject to the terms and conditions of the Exchange Offer, Delta will issue one Membership Interest and deliver one share of Common Stock and one share of Preferred Stock for each $1,000 principal amount Note that is properly tendered and not withdrawn pursuant to the Exchange Offer. In addition, as part of the Exchange Offer, Delta is soliciting consents from the holders of the Notes to certain proposed amendments (the "Proposed Amendments") to the Indenture governing the Senior Secured Notes. Holders desiring to accept the Exchange Offer must also consent to the Proposed Amendments.

   Holders of Notes that participate in the Exchange Offer will release and waive any and all claims or causes of action arising out of such holder's ownership of the Notes that such holder may have against DFC, Delta, the Delta Managing Member or any of their respective subsidiaries or affiliates, and all of their

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respective stockholders, members, directors, officers, employees, attorneys, accountants, advisors, agents and representatives, in each case whether current or former.

   Delta is requesting that you contact your clients for whom you hold Notes regarding the Exchange Offer. For your information and for forwarding to your clients, Delta is enclosing the following documents:

   1. The Prospectus;

   2. The Letter of Transmittal and Consent for your use and for the information of your clients;

   3. A form letter which may be sent to your clients with space provided for obtaining the clients' instructions with respect to the Exchange Offer; and

   4. A Notice of Guaranteed Delivery.

   DELTA URGES YOU TO CONTACT YOUR CLIENT AS PROMPTLY AS POSSIBLE. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 20, 2001, UNLESS THE EXCHANGE OFFER IS EXTENDED (SUCH DATE, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE"). NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE OR AT ANY TIME AFTER AUGUST 31, 2001 IF DELTA HAS NOT ACCEPTED THE TENDERED NOTES FOR EXCHANGE AND THE HOLDER HAS NOT RECEIVED THE MEMBERSHIP INTERESTS, COMMON STOCK, AND PREFERRED STOCK IN EXCHANGE BY THAT DATE.

   Unless a holder of the Notes complies with the procedures described in the Prospectus under the caption "The Exchange Offer - Guaranteed Delivery Procedures" the holder must do one of the following on or prior to the Expiration Date to participate in the Exchange Offer:

   o tender the Notes by sending the certificates for the Notes, in proper form for transfer, a properly completed and duly executed Letter of Transmittal and Consent, with any required signature guarantees, and all other documents required by the Letter of Transmittal and Consent, to U.S. Bank Trust National Association, as Exchange Agent, at one of the addresses listed in the Prospectus under the caption "The Exchange Offer-Exchange Agent"; or

   o DTC participants will be able to execute tenders through the DTC's Automated Tender Offer Program.

   If a registered holder of Notes wishes to tender the Notes in the Exchange Offer, but (a) the certificates for the Notes are not immediately available,
(b) time will not permit the certificates for the Notes or other required documents to reach the Exchange Agent before the Expiration Date, or (c) the procedure for book-entry transfer cannot be completed before the Expiration Date, a tender of Notes may be effected by following the Guaranteed Delivery Procedures described in the Prospectus under the caption "The Exchange Offer - Guaranteed Delivery Procedures."

   Delta will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of the Notes held by them as nominee or in a fiduciary capacity. Delta will pay or cause to be paid all stock transfer taxes applicable to the exchange of Notes in the Exchange Offer, except as set forth in Instruction 4 of the Letter of Transmittal and Consent.

   Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to D.F. King & Co., Inc., the Information Agent for the Exchange Offer, at the address and telephone number set forth in the Prospectus.

                                 Very truly yours,

                                 DELTA FUNDING RESIDUAL
                                 EXCHANGE COMPANY, LLC

   NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF DELTA OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL AND CONSENT.

Enclosures


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